EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2009, with respect to the consolidated financial statements included in the Annual Report of Winmark Corporation on Form 10-K for the year ended December 27, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Winmark Corporation on Form S-8 (File No. 33-85972, effective November 2, 1994; File No. 33-85956, effective November 2, 1994; File No. 33-79176, effective May 20, 1994; File No. 33-71772, effective November 16, 1993; File No. 333-03236, effective May 10, 2007; File No. 333-03066, effective April 1, 1996; File No. 333-03068, effective April 1, 1996; File No. 333-81392, effective January 25, 2002; File No. 333-120489, effective November 15, 2004; File No. 333-138798, effective November 17, 2006; and File No. 333-143281, effective May 25, 2007).

/s/ Grant Thornton, LLP

Minneapolis, Minnesota

March 13, 2009